Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by Michael Nelson, Chief Technology Officer (hereinafter referred to as “Employee”) and Market Leader, Inc., its parent, affiliates, subsidiaries, officers, directors, and managers (hereinafter referred to as “Market Leader, Inc.” or “Employer”).

RECITALS

A. Employee has been employed by Market Leader, Inc., and Employee was terminated June 30, 2009 (the “Termination Date”).

B. Market Leader, Inc. wishes to offer Employee a separation package in exchange for the Employee’s agreement clarifying and resolving any disputes that may exist between the Employee and Market Leader, Inc. arising out of the employment relationship and the ending of that relationship, and any continuing obligations of the parties to one another following the end of the employment relationship.

C. Each of the undersigned parties to this Agreement has had ample opportunity to review the facts and law relevant to this issue, has consulted fully and freely with competent counsel of its choice if desired, and has entered this Agreement knowingly and intelligently without duress or coercion from any source. Employee has had a reasonable time in which to consider whether he wished to sign this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. EMPLOYMENT ENDING DATE AND RESPONSIBILITIES, FINAL PAYCHECK

Employee’s employment with Market Leader, Inc. ended on June 30, 2009. Employee is not expected to have further employment duties to Market Leader, Inc.

Employee will be paid his final paycheck through such Termination Date and will also receive a lump sum for any accrued vacation hours through Termination Date, less applicable withholdings on the next regularly scheduled Market Leader, Inc. payment date.

Employee acknowledges that Market Leader, Inc. does not owe him any other compensation in the way of bonus compensation or otherwise, with the exception of any vested distribution for the 401K plan (if applicable), unless otherwise explicitly set forth in this Agreement.

2. PAYMENTS AND BENEFITS BY EMPLOYER

In exchange for the promises contained in this Agreement and execution of this Separation Agreement, Market Leader, Inc. and Employee agree as follows:

a.	Market Leader, Inc. will provide Employee six months’ of base salary in pay period installments coinciding with Market Leader, Inc. standard payroll schedule, commencing with the first regular payroll following the “Effective Date of the Agreement.” Severance is not paid lump sum.

b.	If Employee was enrolled in Market Leader, Inc.’s group health plans, and timely elects temporary COBRA continuation coverage, then Market Leader, Inc. will pay six months’ COBRA premiums otherwise due from you, for yourself and eligible dependents. IN ORDER FOR THE PREMIUM TO BE PAID FOR YOU, YOU MUST FIRST ELECT THIS COVERAGE WITHIN THE ELECTION TIMEFRAME THAT WILL BE IDENTIFIED IN THE COBRA ELECTION PAPERWORK THAT WILL BE MAILED TO YOUR HOME ADDRESS BY GREAT-WEST HEALTHCARE WITHIN TWO WEEKS. Under COBRA, Employee and his covered spouse and dependents, if any, may elect to continue to receive the medical and dental benefits that they had been receiving under the terms and conditions of COBRA, at their own expense. Information about COBRA continuation coverage will be provided separately.

3. VALID CONSIDERATION

Employee and Market Leader, Inc. agree that the offer of severance pay and benefits by Market Leader, Inc. to Employee described in the preceding paragraph is offered by Market Leader, Inc. solely as consideration for this Agreement. In the event Employee fails to abide by the terms of this Agreement, Market Leader, Inc. may elect, at its option and without waiver of other rights or remedies it may have, not to pay or provide any unpaid severance payments, and to seek to recover previously paid severance pay.

4. RESTRICTED STOCK UNITS AND STOCK OPTIONS

Employee will be entitled to exercise any portion of the stock option granted to him that is vested as of the Termination Date, subject to the terms of the Company’s Equity Compensation Plan and letter agreement between the Company and Employee. Employee acknowledges and agrees that under the terms of the stock option granted to Employee, all of the vested portion of the stock option granted to Employee will terminate if not exercised within 90 days of the Termination Date, and will be thereafter unexerciseable. It is Employee’s responsibility to be aware of the date that any vested, unexercised portion of the stock option granted to her terminates and become unexerciseable. Employee further acknowledges and agrees that under the terms of the stock option granted to Employee, no shares will vest after the Termination Date and all unvested shares will terminate as of the Termination Date.

Employee will be entitled to the vested restricted stock units as previously granted subject to the terms of the 2004 Equity Plan and letter agreement(s) governing such restricted stock units. It is Employee’s responsibility to be aware of, and comply with the conditions of any tax reporting and/or sale of such restricted stock units.

5. REAFFIRMATION OF CONFIDENTIAL INFORMATION, INVENTIONS, NONSOLICITATION AND NONCOMPETITION AGREEMENT

Employee expressly reaffirms and incorporates herein as part of this Agreement the Confidential Information, Inventions, Nonsolicitation And Noncompetition Agreement, which Employee signed as part of his employment with Market Leader, Inc., a copy of which was given to Employee, and which shall remain in full effect.

6. CONFIDENTIALITY OF SEPARATION AGREEMENT

Employer and Employee acknowledge the requirement for public filing of Employee’s Agreement at the legally specified date for SEC purposes. Employee agrees that he will keep the terms of this Agreement (including, but not limited to, the severance payment) completely confidential until such time as it is made public, and that until public filing, Employee will not disclose any information concerning this Agreement or its terms to anyone other than his spouse or domestic partner, legal counsel, tax advisors, and/or financial advisors, who will be informed of and bound by this confidentiality clause, and except as required by court order. In the event Employee is requested, by court order or any other legal process, to provide information covered by this confidentiality obligation, Employee agrees to immediately notify Market Leader, Inc. of any such request.

7. GENERAL RELEASE OF CLAIMS

Employee expressly waives any claims against Market Leader, Inc. (including, for purposes of this paragraph 7, all parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives) and releases Market Leader, Inc. (including its parents, affiliates, subsidiaries, officers, directors, stockholders, managers, employees, agents, investors, and representatives) from any claims, whether known or unknown, which existed or may have existed at any time up to the date of this Agreement, including claims related in any way to Employee’s employment with Market Leader, Inc. or the ending of that relationship. This release includes, but is not limited to, any claims for wages, bonuses, employment benefits, stock options, restricted stock units, or damages of any kind whatsoever, arising out of any common law torts, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any theory of negligence, any theory of retaliation, any theory of discrimination or harassment in any form, any legal restriction on Market Leader, Inc.’s right to terminate employees, or any federal, state, or other governmental statute, executive order, or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964 as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Washington Law Against Discrimination, or any other legal limitation on or regulation of the employment relationship. Employee agrees to indemnify and hold Market Leader, Inc. harmless from and against any and all loss, costs, damages, or expenses, including, without limitation, reasonable attorneys’ fees incurred by Market Leader, Inc. or arising out of any breach of this Agreement by Employee or resulting from any representation made herein by Employee that was false when made. This waiver and release shall not preclude either party from filing a lawsuit for the exclusive purpose of enforcing its rights under this Agreement and shall not waive or release claims where the events in dispute first arise after the execution of this Agreement.

Employee represents that Employee has not filed any complaints, charges or lawsuits against Market Leader, Inc. with any governmental agency or any court, and agrees that Employee will not initiate, assist or encourage any such actions, except as required by law. Employee further agrees that if a commission, agency, or court assumes jurisdiction of such claim, complaint or charge against Market Leader, Inc. on behalf of Employee, Employee will request the commission, agency or court to withdraw from the matter.

Employee represents and warrants that he is the sole owner of the actual or alleged claims, rights, causes of action, and other matters which are released herein, that the same have not been assigned, transferred, or disposed of in fact, by operation of law, or in any manner, and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

8. NO ADMISSION OF WRONGDOING

This Agreement shall not be construed as an admission by Employer of any wrongful act, unlawful discrimination, or breach of contract and Employer specifically disclaims any liability to or discrimination against Employee or any other person.

9. NONDISPARAGEMENT

Employee agrees to refrain from making any derogatory or disparaging comments to the press or any individual or entity including employees and former employees, regarding Market Leader, Inc., its business or related activities, or the relationship between the parties.

10. RETURN OF PROPERTY

Employee confirms that Employee has or will immediately, upon the Termination Date, return to Employer all files, memoranda, records, credit cards, pagers, computers, computer files, passwords and pass keys, card keys, or related physical or electronic access devices, and any and all other property received from Employer or any of its current or former employees or generated by Employee in the course of employment.

11. BREACH OR DEFAULT

In the event of any breach or default under this Agreement by Employee, Market Leader, Inc. may suffer irreparable damages and have no adequate remedy at law. In the event of any threatened or actual breach or default, Market Leader, Inc. shall be entitled to injunctive relief, specific performance and other equitable relief. The rights and remedies of Market Leader, Inc. under this paragraph are in addition to, and not in lieu of, any other right or remedy afforded to Market Leader, Inc. under any other provision of this Agreement, by law, or otherwise. Any party’s failure to enforce this Agreement in the event of one or more events that violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

12. SEVERABILITY

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

13. ENTIRE AGREEMENT

This Agreement, and the Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement employee signed that is incorporated herein by reference, set forth the entire understanding between Employee and Market Leader, Inc. and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Market Leader, Inc. and the employment relationship. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of Market Leader, Inc. concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties.

14. GOVERNING LAW

This Agreement will be governed by and construed exclusively in accordance with the laws of the State of Washington without reference to its choice of law principles. Any disputes arising under this Agreement shall be brought in a court of competent jurisdiction in the State of Washington.

15. KNOWING AND VOLUNTARY AGREEMENT

Employee agrees that Employee has carefully read and fully understands all aspects of this Agreement including the fact that this Agreement releases any claims that Employee might have against Employer. Employee agrees that Employee has not relied upon any representations or statements not set forth herein or made by Employer’s agents or representatives. Finally, Employee agrees that Employee has been advised to consult with an attorney prior to executing the Agreement, and that Employee has either done so or knowingly waived the right to do so, and now enters into this Agreement without duress or coercion from any source.

16. PERIODS FOR SIGNING AND REVOCATION

Employee acknowledges that he has been provided the opportunity to consider for forty-five (45) days whether to enter this Agreement, and has been given the option to sign the Agreement in fewer than 45 days. Employee may revoke this Agreement for a period of seven (7) days following the execution of this Agreement by sending a written notice to the attention of Human Resources. This Agreement shall become effective following expiration of this seven (7) day period (the “Effective Date”).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Market Leader, Inc.

By:	/s/ Ian Morris	/s/ Michael Nelson
	Ian Morris, President and Chief Executive Officer	Michael Nelson

Dated: July 20, 2009		Dated: July 17, 2009